UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 24, 2006

Westell Technologies, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	0-27266	36-3154957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

(Address of principal executive offices) (Zip Code)

750 North Commons Drive, Aurora, Illinois 60540

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 24, 2006, the Compensation Committee of the Board of Directors of Westell Technologies, Inc. (the “Company”) approved the acceleration of the vesting of approximately 1.2 million unvested, “out of the money” stock options with exercise prices greater than $6.50 a share which are held by current employees and certain executive officers of the Company. The weighted average exercise price per share of options accelerated was $7.08. Stock options held by members of the Company’s Board of Directors, including the Company’s Chief Executive Officer, were excluded from the acceleration. Any shares acquired upon exercise of the options whose vesting has been accelerated will remain subject to restrictions on transfer until the original vesting date with respect to such options.

This accelerated vesting included the following option awards to executive officers of the Company:

	Number of stock options accelerated	Weighted average exercise price per share

John Clark	20,000	$7.37
Nicholas Hindman, Sr.	20,000	7.37
William Noll	20,000	7.37
Timothy Reedy	37,500	6.71

The decision to accelerate the vesting of these stock options was made to reduce compensation expense that otherwise would be recorded in future periods following the Company’s adoption in the first quarter of fiscal year 2007 of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). The Company expects to reduce aggregate stock option expense it would otherwise be required to record over the next three fiscal years by approximately $6.2 million, before taxes, based upon estimated valuation calculations using the Black-Scholes methodology.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.
Date: March 2, 2006	By:	/s/ Nicholas C. Hindman
Nicholas C. Hindman
Chief Financial Officer